December 13, 2023

Mason Capital Fund Trust

212 Main Street, Ninth Floor

Boston, MA 02110

Re:	Mason Capital Fund Trust - File Nos. 333-270294 and 811-23853

Dear Sir/Madam:

A legal opinion (the “Legal Opinion”) that we prepared was filed with Pre-Effective Amendment No. 2 under the Securities Act of 1933 (the “Securities Act”), as amended to the Mason Capital Fund Trust Registration Statement. We hereby give you our consent to incorporate by reference the Legal Opinion into Pre-Effective Amendment No. 4 under the Securities Act (the “Amendment”) and consent to all references to us in the Amendment.

Very truly yours,

/s/ THOMPSON HINE LLP
THOMPSON HINE LLP